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                                                                   EXHIBIT 10.19


November 10, 1999

Michael P. Carroll


Dear Mike:

I am pleased to confirm with you the position of Corporate Vice President, Vice President and General Manager of the Gas Process Division located in Allen, Texas, effective on the date described below, and reporting to Jean-Marc Pandraud. Your contributions to Millipore in Hong Kong have been significant, and I am confident that your efforts in this assignment will result in even greater success for you and Millipore in the future.

Listed below are the specific details relating to this assignment.

                                 TRANSFER DATE

Your new assignment in Allen officially begins on September 1, 1999 ("effective date") and extends for a period of three years thereafter. This period may be extended by mutual agreement. Within two months of your effective date, Jean-Marc will draft a written set of performance standards and goals for your position. At least once a year for the duration of your assignment, Jean-Marc and I will conduct an in-depth review of your performance, development and career plan.

                              SALARY AND BENEFITS

You will be paid in U.S. dollars at the base salary rate of $21,666.66 per month which is equal to $260,000.00 annually. Since this position is a key senior management position at Millipore you will be eligible to participate in the Management Incentive Plan (MIP) for the 1999 plan year, in accordance with the terms of that plan. Your target incentive is 50% of your base annual salary, for the 1999 plan year and the calculation of your 1999 bonus will be at 70% for the Millipore Asia goals and 30% for the MicroElectronics goals. This 50% target incentive will continue throughout this assignment. Your compensation will be reviewed annually each January.

You will continue to be a Corporate Officer for the Company throughout your assignment and thus will continue to be eligible for restricted stock, and the supplemental retirement program as well as eligible for consideration under Millipore's Stock Option Plan. In addition, you will continue to be covered under the Executive Termination Agreement.

For a period not to exceed six months from your effective date, Millipore will maintain your Hong Kong housing, automobile, goods and services allowances and your Foreign Service Incentive from your previous assignment.
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You will maintain all standard medical and other benefits offered by Millipore in the United States, in accordance with the terms of those plans. You will be responsible for making any employee contributions to those benefits, which require an employee contribution, i.e., medical, dental, optional death & dismemberment, etc.

Your vacation eligibility will be based on your total years of service with Millipore (according to U.S. vacation policy in effect on September 1, 1999) plus one additional week. Once you arrive at the maximum number of weeks (i.e., 5 weeks), no additional weeks will be added.

                                  RELOCATION

Millipore will reimburse you for relocation travel expenses to the U.S. (business class) for you and your spouse, as well as the shipment of personal goods, from Hong Kong to the U.S. Additional details are described below, in the Movement of Household Goods section of this letter.

The selection of the mode of goods transportation, the moving company carrier and the insurance coverage will be at the sole discretion of Millipore. Millipore currently uses Weichert Relocation Services to manage movement of household goods. This relocation must be initiated within one year of the transfer date.

                              HOUSE HUNTING TRIP

To facilitate the purchase of a home in the new location, Millipore will reimburse you for expenses incurred for 2 house-hunting trips of 3-5 days each. Reimbursable expenses consist of lodging and meals, plus business class air travel for your spouse.

                          MOVEMENT OF HOUSEHOLD GOODS

Millipore has contracted with a moving company and will pay the cost of the following items directly:

 .  Packing and unpacking furniture and household goods.
 . Transportation of furniture and household goods from Hong Kong to Texas and from Massachusetts to Texas, including two automobiles located in Massachusetts.
 . Comprehensive insurance for furniture and household goods during the move, excluding antiques and artwork. Additional insurance can be purchased if the standard is determined insufficient for specific items.
 .  Storage, in Massachusetts, for any household goods not needed in Texas.
   Millipore will not pay the cost of moving unusual or sizable recreational items or other items requiring special handling, i.e., boats, livestock, pianos, machine tools, building materials, etc. However, Millipore will pay the cost of transporting your dog from Hong Kong to the U.S.

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Housing/Temporary Living - U.S.
-------------------------------

If temporary living arrangements are required until you obtain permanent housing in Allen, Texas, you can utilize the two-bedroom apartment currently leased by Millipore for up to six months from your effective date. If they do not allow pets, we will help you find another apartment that will allow pets for up to the remainder of the six months time period.

                       PURCHASE OF HOME AT NEW LOCATION

Millipore will reimburse the following actual and reasonable costs related to the purchase of a home at the new location:

     .  Abstract/Title Search
     .  Assumption fee
     .  Attorney fees
     .  Appraisal fees
     .  Credit report
     .  Escrow fee
     .  One home inspection
     .  Recording fees
     .  Settlement/Closing fee
     .  State/City/County Stamps on deed/note/mortgage
     .  Title insurance
     .  One home pest inspection (not to exceed $300)
     . One Toxic Substance (e.g. Radon) inspection (not to exceed $300) . Real Estate broker's commission

Millipore will not reimburse for the following expenses:
               ---

     .  Real Estate and Personal Property Tax pro-rated payments
     . Hazard, fire, flood and any other type of homeowner's insurance . Mortgage insurance (PMI)
     .  Any mortgage insurance application fees
     .  Pro-rated waste collection fee
     .  Improvement assessments by State/City/County taxing agencies
     .  Prepaid or pro-rated interest on mortgage
     .  Pro-rated rent
     .  Pro-rated water, electric, gas billings
     .  Home or component warranties of any type

In addition, Millipore will provide you with a loan of up to $450,000 to enable you to purchase your primary residence in Texas. This loan would be secured by the real estate on your residence in Massachusetts and such other assets as may be deemed necessary to secure the amount outstanding and will be subject to a Promissory Note, to include provisions that the loan will be interest free for the three-year period following the effective date, and thereafter will bear interest at the prime rate then prevailing. The loan will become due upon the first to occur of (a) the sale of your property in Texas, (b) 39 months after the effective date, or

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(c) the termination of your employment. You have also agreed that, in addition to repayment of the loan, you will pay to Millipore any appreciation in the market value of your Texas property using the date of purchase and the date of sale as the measuring points. When you sell your Texas property, we will cover the real estate broker's fee for the property.

If you decide not to purchase a home in Allen but instead will rent a property, Millipore will give you a housing allowance, after you move from the Millipore apartment, not to exceed $615. monthly for the remainder of your three year assignment. If you decide on the monthly housing allowance, no future assistance will be provided on the purchase of a home. If it will be necessary to pay for the services of a rental agent to find a rental in Allen, the Company will pay the necessary, reasonable and customary finder's fees for the area, but not for a security deposit.

                         IMMIGRATION AND VISA SERVICES

If you wish to move your one household helper from Hong Kong to Texas, Millipore will provide you with visa advice from our paralegal staff. However, any costs for visas and visa applications will be charged to you directly.

                       FINAL MOVE TRAVEL TO NEW LOCATION

The following travel expenses will be reimbursed for moving your family to the new location:

     .  Food and lodging in transit.
     . Transportation consisting of air, train, or bus fares not to exceed one-way business class fares on available regularly scheduled airlines, or car mileage for the distance moved at Millipore's standard business rate for your spouse.
     .  Car rental payments for a period not to exceed 30 days.
     . Travel for your household helper from Hong Kong to the US will be covered.

                            MISCELLANEOUS ALLOWANCE

You will be eligible for $10,000.00 USD to assist you in the purchase of miscellaneous appliances and necessary incidentals in the U.S. This allowance is payable within 30 days of commencing the move to your Allen residence.

                              FINANCIAL PLANNING

Continuation of financial planning services with the Colony Group, or such other service provider as may be selected by Millipore.

                               TAX EQUALIZATION

For the first year of your assignment, Millipore will use the services of its designated outside tax counsel, to develop a hypothetical tax projection on your income. The intent of this approach is to equalize your tax liability on any

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Millipore-sourced income, so that you neither gain nor lose based on the tax implications of this transfer. It is necessary for you to provide personal tax information to our designated tax counsel before this calculation can be prepared.

You should be aware that you will be liable for all taxes associated with any transfer bonus, cash profit sharing payouts, stock option transactions or any non-company sourced income you receive during this assignment.

After the preparation of your annual tax return has been completed, the Company's outside tax counsel will compare the hypothetical and actual taxes paid by you (less any tax refunds received by you) to your hypothetical tax obligation under the agreement. Any variance between the net payments will be refunded to you by the Company (or conversely; paid by you to the Company).

It remains your responsibility to comply with both the United States and Hong Kong tax requirements. Therefore the Company requires that you fully disclose income, as required, to all taxing authorities including the country of assignment, and that you maintain adequate records to facilitate the timely preparation and filing of all applicable tax returns. Actual foreign taxes on your worldwide income will be advanced to you prior to you filing your foreign tax returns or making foreign estimated tax payments. Additional taxes, or penalties and/or interest resulting from your failure to comply in a timely manner with the tax return filing process will be your responsibility.

By signing this agreement you are authorizing the Company's designated outside tax counsel to release any pertinent tax information to Millipore during the course of this assignment. Millipore's current outside tax counsel is Tobias, Fleishman and Shapiro.

                                TAX PREPARATION

In order to qualify for tax equalization and to assist you in the preparation of your Hong Kong and U.S. tax returns, you are required to utilize the services of the Company's designated outside tax counsel. The Company will pay customary and reasonable costs for preparation of your tax returns for the second year or portion thereof, that you are on this assignment. It is important that you contact our tax counsel to discuss any relevant tax implications of this new assignment before you leave Hong Kong permanently.

                                 TAX GROSS UP

Millipore will provide tax gross up for relocation expenses that are not exempt from income taxes and are not deductible. This will include any imputed income from the interest free loan.

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                              RELOCATION PAYBACK

If you decide to voluntarily terminate from Millipore during the first 24 months of your assignment, you will be required to reimburse Millipore for relocation costs, leases, taxes, and other costs that were incurred by Millipore to transfer you to the United States, according to the following schedule:

     100% reimbursement to Millipore if termination of employment occurs within one year after assignment begins
     50% reimbursement to Millipore if termination of employment occurs within two years after assignment begins

I am very excited about your move to the U.S. and look forward to your continued success in your new geographic location. Please return the attached copy of this letter countersigned in acceptance of this agreement.

Sincerely,


                                                   Agreed and Accepted,


/s/ Jean-Marc Pandraud                                    /s/ Michael P. Carroll
----------------------                                    ----------------------
Jean Marc Pandraud                                        Michael P. Carroll
Vice President/General Manager                            Date: 11/17/99
MicroElectronics Business Segment                               --------



/s/ Douglas B. Jacoby
---------------------
Douglas B. Jacoby
Corporate Vice President

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